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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                     FORM 15

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   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
 OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

                             Commission File Number: 000-09788

                            Richey Electronics, Inc.

                           7441 Lincoln Way, Suite 100

                         Garden Grove, California 92842

                                 (714) 898-8288

               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                          Common Stock, $.001 par value

            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [X]             Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii)      [ ]             Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)       [ ]             Rule 12h-3(b)(2)(ii)      [ ]
         Rule 12g-4(a)(2)(ii)      [ ]             Rule 15d-6                [ ]
         Rule 12h-3(b)(1)(i)       [X]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities and Exchange Act of 1934, RICHEY ELECTRONICS, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                  RICHEY ELECTRONICS, INC.

DATE:  January 7, 1999

                                                  By: /s/    ROBERT E. KLATELL
                                                      --------------------------
                                                      Name:  Robert E. Klatell
                                                      Title: President